                                                               EXHIBIT 4(a)(iii)

                           WAIVER AND AMENDMENT NO. 2
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT

         This Waiver and Amendment No. 2 ("Amendment"), dated as of December 7, 2001, is among ONEIDA LTD., a New York corporation (the "Borrower"), JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), as Administrative Agent under the Amended and Restated Credit Agreement referred to below ("Administrative Agent"), and the Lenders which are parties to the Amended and Restated Credit Agreement referred to below (the "Lenders").

                                 R E C I T A L S

         A. Borrower, the Administrative Agent and the Lenders are parties to an Amended and Restated Credit Agreement dated as of April 27, 2001, as amended by an Amendment No. 1 dated as of May 31, 2001 (the "Credit Agreement").

         B. Borrower has advised the Administrative Agent and Lenders that (i) its Consolidated Interest Coverage Ratio for the Fiscal Quarter ended October 27, 2001 is 2.04 to 1.0, in violation of Section 6.11(a) of the Credit Agreement which required a Consolidated Interest Coverage Ratio of not less than 2.20 to 1.0, and (ii) its Consolidated Leverage Ratio for the Fiscal Quarter ended October 27, 2001 is 5.42 to 1.0 in violation of Section 6.11(b) of the Credit Agreement which required a Consolidated Leverage Ratio of not more than 4.45 to 1.0.

         C. Borrower has requested that the Administrative Agent and the Lenders waive the Events of Default arising out of Borrower's failure to comply with Sections 6.11(a) and (b) of the Credit Agreement for the Fiscal Quarter ended October 27, 2001, and amend the Credit Agreement to allow Borrower to transfer one or more payroll accounts to a different financial institution and to allow certain Foreign Subsidiaries to pledge their assets as collateral security for foreign lines of credit.

         D. The Administrative Agent and the Lenders are willing to grant the waiver requested by Borrower, provided the Credit Agreement is amended (i) to increase the Applicable Margin used in determining interest rates under the Credit Agreement, together with certain other provisions therein, (ii) to require Kenwood Silver Company, Inc., a Subsidiary of Borrower, to execute a Subsidiary Guarantee and Subordination Agreement and to grant the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in substantially all of its assets (other than Deposit Accounts) upon execution of the further amendment to the Credit Agreement contemplated in the next Recital,
(iii) to require Borrower to grant, and to cause Oneida Canada Limited to grant, the Collateral Agent, for the ratable benefit of certain of the Secured Parties, one or more mortgages on certain of the real property owned by Borrower or its Subsidiaries in the United States and Canada upon execution of the further amendment to the Credit Agreement contemplated in the next Recital, and (iv) to create a new non-revolving bullet loan in the principal amount of $40,000,000 to Borrower as part of the Lenders' existing commitments, the proceeds of which will be utilized to repay a portion of the outstanding Revolving Loans, and the principal balance of which will be repaid, together with interest and other amounts, in accordance with the Credit Agreement.

         E. The Borrower and the Lenders contemplate that, subsequent to the execution of this Amendment, they will enter into discussions regarding (i) amending the required levels for Borrower's Consolidated Interest Coverage Ratio and Consolidated Leverage Ratio for periods ending after October 27, 2001, and
(ii) possibly reducing the amount of the Commitments following a review of Borrower's projected debt levels for the balance of the term of the Credit Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. Definitions. All capitalized terms used in this Amendment which are not otherwise defined shall have the meanings given to those terms in the Credit Agreement, except where such terms are amended herein.

         2. Waiver. The Lenders hereby waive the Events of Default created as a result of Borrower's failure to comply with Sections 6.11(a) and (b) of the Credit Agreement for the Fiscal Quarter ended October 27, 2001. This waiver is limited to the failure to comply with Sections 6.11(a) and (b) at October 27, 2001 and shall not constitute or be construed as a waiver of any other presently existing or future Events of Default.

         3. Amendment of Credit Agreement.

              3.1 All references in the Credit Agreement to "The Chase Manhattan Bank" are hereby changed to "JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank)".

              3.2 The following defined terms are added to Section 1.01 of the Credit Agreement:

              "Amendment No. 2 Effective Date" means the date on which all the conditions to the Waiver and Amendment No. 2 dated as of December 7, 2001 have been satisfied.

              "Bullet Loan" means the non-revolving Loan in the principal amount of $40,000,000 to be made on January 4, 2002 pursuant to
              Section 2.02(a).

              "Bullet Loan Exposure" means, at any time, the aggregate principal amount of the Bullet Loan outstanding at such time. The Bullet Loan Exposure of any Lender, at any time, shall be its Applicable Percentage of the total Bullet Loan Exposure at such time.

              "Mortgages" means one or more mortgages on the Mortgaged
              Property granted to the Collateral Agent, for the ratable benefit of the Lenders and the Noteholders, securing the obligations under the Bullet Loan and the Note Agreements, provided that the Mortgages on Mortgaged Property subject to the payment of New York mortgage recording tax will be limited in amount to the sum of (a) the orderly liquidation value of Borrower's main plant and knife plant located in Sherrill, New York, and the Buffalo China, Inc. main plant located in Buffalo, New York, as determined from an appraisal conducted by an independent appraisal firm satisfactory to the Collateral Agent, and (b) the current assessed value of any other such Mortgaged Property determined from the appropriate tax assessment records, as adjusted to full value in the case of any taxing jurisdiction with assessments at less than full value.

              "Mortgaged Property" means the real property described on
              Schedule 1.01 hereto.

              "Note Agreements" shall have the meaning given to such term in the Security Agreement.

              "Noteholders" shall have the meaning given to such term in the Security Agreement.

              "Revolving Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, and is part of such Lender's total Commitment. The initial aggregate amount of the Lenders' Revolving Commitments is $275,000,000. Upon the making of the Bullet Loan, the Revolving Commitments will automatically reduce to $235,000,000, as provided in Schedule 2.01.

              3.3 The definition of the term "Applicable Margin" in Section 1.01 is amended by replacing the grid contained therein with the following grid and by amending the proviso immediately following the grid, all as follows:

-------------------------------------------------------------------------------------------------------------------------
                         Level 1     Level 2     Level 3     Level 4     Level 5      Level 6     Level 7     Level 8
-------------------------------------------------------------------------------------------------------------------------
Consolidated Leverage     <=2.50      <=2.75      <=3.00      <=3.25       <=3.50      <=4.00      <=4.50        >4.50
Ratio
-------------------------------------------------------------------------------------------------------------------------
Eurodollar Margin          150.0       175.0       200.0       250.0        300.0       320.0       335.0        350.0
(bps)
-------------------------------------------------------------------------------------------------------------------------
ABR Margin (bps)            25.0        50.0        75.0       125.0        175.0       200.0       200.0        200.0
-------------------------------------------------------------------------------------------------------------------------

         provided that (i) during the period from the Amendment No. 2
         Effective Date through and including the date on which Borrower delivers the financial statements under Section 5.01(b) for the Fiscal Quarter ended October 27, 2001, the Applicable Margin shall be based on Level 8, and (ii) if the Borrower shall have failed to deliver the financial statements required by Section 5.01(b) when due (without giving effect to any grace period or notice requirement) or there shall have occurred an Event of Default which has not been waived in the manner provided in Section 9.02 hereof, the Applicable Margin shall immediately be adjusted to Level 8 until such time delivery of such financial statements shall have been made or the Event of Default shall have been cured or waived, as the case may be.

              3.4 The definition of the term Borrowing in Section 1.01 is amended to read as follows:

              "Borrowing" means (a) Revolving Loans of the same Type which are made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, or (c) the Bullet Loan.

              3.5 The definition of the term Class in Section 1.01 is amended to read as follows:

              "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or the Bullet Loan.

              3.6 The definition of the term Commitment in Section 1.01 is amended to read as follows:

              "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans, Swingline Loans, and the Bullet Loan hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure and Bullet Loan Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and
              (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's

              Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, and includes such Lender's Revolving Commitment. The initial aggregate amount of the Lenders' Commitments is $275,000,000.

              3.7 The definition of the term Interest Election Request in
         Section 1.01 is amended to read as follows:

              "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing or the Bullet Loan in accordance with Section 2.06.

              3.8 The definition of the term Loan Party in Section 1.01 is amended to read as follows:

              "Loan Party" means the Borrower and each Subsidiary of the Borrower which is a party to a Transaction Document, and any other Person which guarantees, or grants a Lien on any of its assets to secure, the obligations under this Agreement or any of the other Transaction Documents.

              3.9 The definition of the term Loans in Section 1.01 is amended to read as follows:

              "Loans" means, collectively, the Revolving Loans, Swingline Loans and the Bullet Loan made by the Lenders and/or the Swingline Lender to the Borrower pursuant to this Agreement.


              3.10 The definition of the term Required Lenders in Section 1.01 is amended to read as follows:

              "Required Lenders" means, at any time, Lenders having aggregate Revolving Credit Exposures, Bullet Loan Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, Bullet Loan Exposures and unused Revolving Commitments at such time.

              3.11 The definition of the term Transaction Documents in Section
         1.01 is amended to read as follows:

              "Transaction Documents" means, collectively, this Agreement, any promissory note delivered to a Lender evidencing the Loans, the Subsidiary Guarantees, the Subsidiary Subordination Agreements, the Security Documents, the Mortgages, any agreement between the Borrower and the Collateral Agent or the Administrative Agent with respect to the payment of fees, any Hedging Agreement entered into with a Lender or an Affiliate of the Lender, and each other document, agreement or instrument delivered pursuant to the terms of any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time.

              3.12 Section 2.01 is amended to read as follows:

              Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make to the Borrower the Bullet Loan on January 4, 2002 and Revolving Loans from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Credit Exposure and Bullet Loan Exposure together exceeding such Lender's Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans and may prepay (but may not reborrow) the Bullet Loan.

              3.13 Section 2.02 is amended to read as follows:

              Loans and Borrowings. (a) On January 4, 2002, the Lenders shall make the Bullet Loan to the Borrower ratably in accordance with their respective Commitments, as more particularly set forth on
              Schedule 2.01 hereto. The proceeds of the Bullet Loan shall be applied to repay a portion of the Revolving Loans outstanding as of January 4, 2002.

                   (b) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

                   (c) The Bullet Loan and each Revolving Borrowing shall be
              comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                   (d) At the commencement of each Interest Period for any
              Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000 and not less than $250,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

                   (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

         3.14 Section 2.04(a) is amended to read as follows:

                   (a) Subject to the terms and conditions set forth herein, the
              Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in
              (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the total Revolving Credit Exposures and the Bullet Loan Exposures together exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

         3.15 Section 2.06(a) of the Credit Agreement is amended to read as follows:

                   (a) The Bullet Loan initially shall be either a Eurodollar
              Loan or an ABR Loan, as specified by Borrower in a notice delivered to the Administrative Agent in accordance with this Agreement. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert the Bullet Loan and any Revolving Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings which may not be converted or continued.

         3.16 Section 2.06(e) of the Credit Agreement is amended to read as follows:

                   (e) If the Borrower fails to deliver a timely Interest
              Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

              3.17 Sections 2.07(b) and (c) of the Credit Agreement are amended to read as follows:

                   (b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the Revolving Credit Exposures and the Bullet Loan Exposure would exceed the total Commitments.

                   (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. A complete termination of the Revolving Commitments must be accompanied by a prepayment of the Bullet Loan in full. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

              3.18 Section 2.08(a) of the Credit Agreement is amended to read as follows:

                   (a) The Borrower hereby unconditionally promises to pay (i)
              to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Bullet Loan and each Revolving Loan on the Maturity Date, (ii) the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding, except for amounts which do not satisfy the minimum borrowing amounts for Revolving Borrowings set forth in Section 2.02.

              3.19 Sections 2.09(a) and (b) of the Credit Agreement is amended to read as follows:

                   (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Bullet Loan may not be prepaid unless and until all Revolving Loans have been repaid and the Revolving Commitments have been terminated.

                   (b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing or the Bullet Loan, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section
              2.02. Each prepayment of a Revolving Borrowing or the Bullet Loan shall be applied ratably to the Loans of that respective Class included in the prepaid Borrowing. Any prepayments of the Bullet Loan may not thereafter be re-borrowed. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

              3.20 Section 2.10(a) of the Credit Agreement is amended by replacing the grid contained therein with the following grid and by amending the proviso immediately following the grid, all as follows:

----------------------------------------------------------------------------------------------------------------------------
                               Level 1     Level 2     Level 3     Level 4     Level 5      Level 6     Level 7    Level 8
----------------------------------------------------------------------------------------------------------------------------
Consolidated Leverage Ratio     <=2.50      <=2.75      <=3.00      <=3.25      <=3.50      <=4.00       <=4.50     >4.50
----------------------------------------------------------------------------------------------------------------------------
Commitment Fee (bps)              40.0        45.0        50.0        50.0        50.0        50.0         50.0      50.0
----------------------------------------------------------------------------------------------------------------------------

         provided that (i) during the period from the Amendment No. 2
         Effective Date through and including the date on with Borrower delivers the financial statements under Section 5.01(b) for the Fiscal Quarter ended October 27, 2001, commitment fees shall accrue at the rate set forth in Level 8, and (ii) if the Borrower shall have failed to deliver the financial statements required by Section 5.01(b) when due (without giving effect to any grace period or notice requirement) or there shall have occurred an Event of Default which has not been waived in the manner provided in Section 9.02 hereof, the rate at which commitment fees shall accrue shall immediately be adjusted to the rate set forth in Level 8 until such time delivery of such financial statements shall have been made or the Event of Default shall have been cured or waived, as the case may be.

              3.21 Section 2.11(e) of the Credit Agreement is amended to read as follows:

                   (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

              3.22 The last clause of Section 2.12 of the Credit Agreement is amended to read as follows:

              then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and shall be deemed to request conversion to an ABR Borrowing, and (ii) if any Borrowing

              Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

              3.23 Subparagraph (c) of the first sentence of Section 2.14 of the Credit Agreement is amended to read as follows:

                   (c) the failure to borrow, convert, continue or prepay any
              Revolving Loan or to convert or prepay the Bullet Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be given under Section 2.09(b) and is revoked in accordance therewith), or

              3.24 Section 2.16(c) of the Credit Agreement is amended to read as follows:

                   (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Swingline Loans or the Bullet Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Swingline Loans and Bullet Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Swingline Loans and Bullet Loan of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Swingline Loans and Bullet Loan; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Notwithstanding the foregoing, if the provisions of the Collateral Agency Agreement require a Lender to share the proceeds of a set-off or counterclaim with, or otherwise purchase a participation in any of the loans or obligations owned by, a party or parties to the Collateral Agency Agreement, the provisions of the Collateral Agency Agreement shall control and take precedence over the provisions of this subparagraph (c). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

              3.25 The following new Section 5.13 is added to the Credit
         Agreement:

              SECTION 5.13 Additional Collateral. The Borrower shall use its best efforts to deliver or cause to be delivered to the Collateral Agent the following items on or before February 1, 2002, and in any event shall deliver or cause to be delivered to the Collateral Agent the following items on or before the later of (a) February 23, 2002 or (b) the date that Borrower, the Administrative Agent and the Required Lenders have entered into an amendment to this Agreement amending the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio to levels which are mutually satisfactory, which amendment may contain such other terms and conditions as may be required by the Administrative Agent and the Required Lenders: (i) a Subsidiary Guarantee and Subsidiary Subordination Agreement executed by Kenwood Silver Company, Inc.,
              (ii) instruments in form and substance reasonably satisfactory to the Collateral Agent pursuant to which Kenwood Silver Company, Inc. shall become a party to the Security Documents granting to the Collateral Agent a perfected first priority security interest in or pledge of all of its tangible and intangible assets (other than Deposit Accounts), (iii) Mortgages executed by Borrower and any Subsidiary owning Mortgaged Property granting the Collateral Agent a mortgage Lien on all Mortgaged Property, (iv) fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to the satisfaction of the Collateral Agent to evidence the form of such policies to be delivered with respect to the Mortgages) in standard ALTA form, issued by a title insurance company satisfactory to the Collateral Agent in an amount not less than the amount of the Mortgages (except as the Collateral Agent may otherwise agree), insuring the Mortgages to create valid Liens on the Mortgaged Property with no exceptions which the Collateral Agent shall not have approved in writing, (v) instrument surveys dated within 60 days of delivery of all Mortgaged Property prepared by land surveyors acceptable to the Collateral Agent showing the courses and distances of all boundaries of the Mortgaged Property and the location of all improvements, fences, driveways, encroachments and easements affecting or appurtenant to the Mortgaged Property, with the surveys certified to the Collateral Agent and the title insurance company, (vi) a report from an independent real estate appraisal firm acceptable to the Collateral Agent certifying to the Collateral Agent the orderly liquidation value of Borrower's main plant and knife plant in Sherrill, New York and the main plant of Buffalo China, Inc. in Buffalo, New York, (vii) insurance certificates in form satisfactory to the Collateral Agent naming the Collateral Agent a loss payee or mortgagee (as the case may be) with respect to the assets of Kenwood Silver Company, Inc. and the Mortgaged Property, and (viii) such other instruments and documents as the Collateral Agent may reasonably request incidental to any of the foregoing. Provided Borrower, the Administrative Agent and the Required Lenders have entered into a mutually acceptable amendment amending the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio,

              Borrower shall deliver or cause to be delivered to the Collateral Agent the foregoing items as and when they become available, including, without limitation, Mortgages on each parcel comprising the Mortgaged Property without the necessity of waiting until the title insurance policies, surveys and other required documents with respect to all Mortgaged Property shall become available.

              3.26 Section 6.01(h) of the Credit Agreement is amended to read as follows:

                   (h) Indebtedness of the Borrower's Subsidiaries which does not exceed, in the aggregate, $25,000,000 outstanding at any time, exclusive of Indebtedness of Subsidiaries listed on Schedule 6.01.

              3.27 Section 6.02 is amended by deleting the word "and" at the end of subparagraph (e), adding the word "and" at the end of subparagraph
         (f), and inserting the following new subparagraph (g) immediately following subparagraph (f):

                   (g) any Lien existing or created on any property or asset of a Subsidiary organized under the laws of Australia, China, Italy or the United Kingdom to secure Indebtedness under working capital lines of credit permitted under Section 6.01.

              3.28 Section 6.13 of the Credit Agreement is amended to read as follows:

              The Borrower will not, and will not permit any of its Material Domestic Subsidiaries to, open or maintain any Deposit Account with a Person other than one of the Lenders unless the Collateral Agent shall have a perfected first priority Lien therein, except that Borrower may maintain Deposit Accounts at Oneida Savings Bank solely for payroll purposes.

              3.29 Section 7.01(d) of the Credit Agreement is amended to read as follows:

                   (d) the Borrower shall fail to observe or perform any
              covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower's existence), 5.08 or 5.13 or in
              Article VI;

              3.30 Exhibit A attached to the Credit Agreement is replaced in its entirety by Exhibit A attached to this Amendment.

              3.31 A new Schedule 1.01, in the form attached hereto, is hereby added to the Credit Agreement.

              3.32 Schedule 2.01 to the Credit Agreement is replaced in its entirety by Schedule 2.01 attached to this Amendment.

         4. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders that the following statements are true, correct and complete:

              4.1 Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio for the Fiscal Quarter ended October 27, 2001, as reflected on the unaudited financial statements for the Fiscal Quarter then ended required to be delivered pursuant to Section 5.01(a) of the Credit Agreement, is 2.04 to 1.00.

              4.2 Consolidated Leverage Ratio. The Consolidated Leverage Ratio for the Fiscal Quarter ended October 27, 2001, as reflected on the unaudited financial statements for the Fiscal Year then ended required to be delivered pursuant to Section 5.01(b) of the Credit Agreement, is
         5.42 to 1.0.

              4.3 Representations and Warranties. Each of the representations and warranties made by the Borrower in the Credit Agreement is true and correct on and as of the date of this Amendment.

              4.4 No Default or Event of Default. No Default or Event of Default has occurred and is continuing except for the Events of Default referenced in Paragraph 2 above.

              4.5 Execution, Delivery and Enforceability. This Amendment has been duly and validly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms.

         5. Conditions to Effectiveness of Amendment. This Amendment shall be effective only when and if each of the following conditions is satisfied:

              5.1 Secretary's Certificate. The Administrative Agent shall have received a certificate executed by the Secretary or Assistant Secretary of Borrower certifying the due authorization of this Amendment by Borrower, the incumbency of the officer executing this Amendment, and any other legal matters relating to this Amendment, all in form and substance satisfactory to the Administrative Agent and its counsel.

              5.2 Consent of Guarantors. Each of the Guarantors shall have executed and delivered to the Administrative Agent the Consent of Guarantors attached to this Amendment.

              5.3 No Default or Event of Default; Accuracy of Representations and Warranties. After giving effect to this Amendment, no Default or Event of Default shall exist and each of the representations and warranties made by the Borrower or any of its Subsidiaries herein and in or pursuant to the Loan Documents shall be true and correct in all material respects as if made on and as of the date on which this Amendment becomes effective.

              5.4 Expense Reimbursements. The Borrower shall have paid or agreed to pay all invoices presented to Borrower for expense reimbursements due to the Administrative Agent pursuant to Section 9.03 of the Credit Agreement.

              5.5 Execution by Required Lenders. The Administrative Agent shall have received a counterpart of this Amendment duly executed and delivered by the Borrower, the Administrative Agent, and the Required Lenders.

              5.6 Amendment Fee. The Borrower shall have paid to the Administrative Agent an amendment fee equal to .10% of the amount of the aggregate Commitments on the effective date of this Agreement of each Lender that delivers to the Administrative Agent, by hand delivery or telefax no later than 5:00 p.m. on December 7, 2001, a counterpart of this Amendment executed by such Lender. Such fee (a) shall be received by the Administrative Agent ratably for the account of, and shall be remitted by the Administrative Agent solely to, such Lenders and (b) shall be fully earned and nonrefundable when paid.

              5.7 Note Agreements. The Administrative Agent shall have received copies of any waivers and/or amendments waiving or amending the Amended and Restated Note Agreements governing the senior notes of Borrower due January 15, 2002 and May 31, 2005 (as amended), duly executed by Borrower and the noteholders described therein.

         6. Confirmation of Credit Agreement and Security Documents. Except as amended by this Amendment, all the provisions of the Credit Agreement remain in full force and effect from and after the date hereof, and the Borrower hereby ratifies and confirms the Credit Agreement and each of the documents executed in connection therewith. From and after the date hereof, all references in the Credit Agreement to "this Agreement", "hereof", "herein", or similar terms, shall refer to the Credit Agreement as amended by this Amendment. Borrower also ratifies and confirms that the Security Documents remain in full force and effect in accordance with their terms and are not impaired or affected by this Amendment.

         7. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page to this Amendment by facsimile transmission shall be as effective as delivery of a manually signed counterpart.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

                                      ONEIDA LTD.


                                      By: /s/ GREGG DENNY
                                          -------------------------------------
                                          Name: Gregg Denny
                                          Title:  Chief Financial Officer


                                      JPMORGAN CHASE BANK (formerly known as The
                                      Chase Manhattan Bank), individually and as Administrative Agent


                                      By: /s/ JOSEPH H. ODDO, JR.
                                          -------------------------------------
                                          Name:  Joseph H. Oddo, Jr.
                                          Title:  Vice President


                                      BANK OF AMERICA, N.A., individually and as
                                      Syndication Agent


                                      By: /s/ MARLENE M. TUMA
                                          -------------------------------------
                                          Name: Marlene M. Tuma
                                          Title: Vice President


                                      FLEET NATIONAL BANK, individually and as Documentation Agent


                                      By: /s/ DAVID A. KAVNEY
                                          -------------------------------------
                                          Name: David A. Kavney
                                          Title: Vice President


                                      HSBC BANK, USA, individually and as Senior
                                      Managing Agent


                                      By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                      MANUFACTURERS AND TRADERS TRUST COMPANY


                                      By: /s/ DANA C. LOUCKS
                                          -------------------------------------
                                          Name: Dana C. Loucks
                                          Title: Banking Officer


                                      THE BANK OF NOVA SCOTIA

                                      By: /s/ PHILIP ADSETTS
                                          -------------------------------------
                                          Name: Philip Adsetts
                                          Title: Managing Director


                                      EUROPEAN AMERICAN BANK


                                      By:
                                          -------------------------------------
                                          Name:
                                          Title:


                                      BANCA NAZIONALE DEL LAVORO


                                      By:
                                          -------------------------------------
                                          Name:
                                          Title:

                              CONSENT OF GUARANTORS


         Each of the undersigned is a party to a Subsidiary Guarantee Agreement and one or more Security Documents and is a Guarantor of the obligations of the Borrower under the Credit Agreement referred to in the foregoing Waiver and Amendment No. 2 to the Amended and Restated Credit Agreement. Each of the undersigned Guarantors hereby (a) consents to the foregoing Amendment, (b) acknowledges that, notwithstanding the execution and delivery of the foregoing Amendment, the obligations of each of the undersigned Guarantors are not impaired or affected and the Subsidiary Guarantee Agreement and Security Documents continue in full force and effect, and (c) ratifies and affirms the terms and provisions of the Subsidiary Guarantee Agreement and Security Documents.

         IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Guarantors as of the 7th day of December, 2001.



BUFFALO CHINA, INC.                                  DELCO INTERNATIONAL LTD.

By: /S/ GREGG DENNY                                  By: /S/ GREGG DENNY
    -----------------------                              ----------------------



ENCORE PROMOTIONS, INC.                              SAKURA, INC.

By: /S/ GREGG DENNY                                  By: /S/ GREGG DENNY
    -----------------------                              ----------------------



THC SYSTEMS INC.

By: /S/ GREGG DENNY
    -----------------------

                                    EXHIBIT A

                                     FORM OF
                            ASSIGNMENT AND ACCEPTANCE


         Reference is made to the Amended and Restated Credit Agreement dated as of April 27, 2001 (as amended and in effect on the date hereof, the "Credit Agreement"), among Oneida Ltd., the Lenders named therein and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

         The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and Revolving Loans and the Bullet Loan owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Swingline Loans held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

         This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.15(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.

         This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment
("Assignment Date"):

=========================================================================================================
                                                                        Percentage Assigned of
                                                                        Facility/Commitment (set forth,
                                                                        to at least 8 decimals, as a
                                                                        percentage of the Facility and
                                                                        the aggregate Commitments of all
Facility                                Principal Amount Assigned       Lenders thereunder)
---------------------------------------------------------------------------------------------------------
Commitment Assigned:                    $                                                               %
---------------------------------------------------------------------------------------------------------
Revolving Loans:
---------------------------------------------------------------------------------------------------------
Bullet Loan:
=========================================================================================================


The terms set forth above and on the reverse side hereof are hereby agreed to:

                                [Name of Assignor], as Assignor


                                 By:
                                     -----------------------------------------
                                     Name:
                                     Title:



                                [Name of Assignee], as Assignee


                                 By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                  SCHEDULE 1.01

                               Mortgaged Property


Owner                                       Description
-----                                       -----------
Oneida Ltd.                                 Main and Knife Plants
                                            Sherrill, NY

Oneida Ltd.                                 Warehouse
                                            100 Highbridge Rd.
                                            Sherrill, NY

Oneida Ltd.                                 Administration Building
                                            Kenwood Ave.
                                            Oneida, NY

Oneida Ltd.                                 Lewis Pt
                                            Canastota, NY

Oneida Ltd.                                 Golf Course
                                            Oneida/Sherrill, NY

Buffalo China, Inc.                         500 Bailey Avenue
                                            Buffalo, NY

Oneida Canada Ltd.                          8699 Stanley Ave.
                                            Niagara Falls, Ontario

                                  SCHEDULE 2.01

                Initial Lenders' Commitments prior to Bullet Loan

Name of Lender                                              Total Commitment
--------------                                              ----------------
JPMorgan Chase Bank                                         $    45,000,000

Bank of America, N.A.                                       $    35,000,000

Fleet National Bank                                         $    45,000,000

HSBC Bank, USA                                              $    45,000,000

Manufacturers and Traders
   Trust Company                                            $    40,000,000

Bank of Nova Scotia                                         $    35,000,000

European American Bank                                      $    15,000,000

Banca Nazionale Del Lavoro                                  $    15,000,000
                                                                 ----------

TOTAL                                                       $   275,000,000
                                                                ===========

               Lenders' Commitments Upon Making of the Bullet Loan

Name of Lender             Bullet Loan         Revolving Commitment    Total Commitment
--------------             -----------         --------------------    ----------------
JPMorgan Chase Bank       $ 6,545,454.55      $ 38,454,545.45         $ 45,000,000.00

Bank of America, N.A.     $ 5,090,909.09      $ 29,909,090.91         $ 35,000,000.00

Fleet National Bank       $ 6,545,454.55      $ 38,454,545.45         $ 45,000,000.00

HSBC Bank, USA            $ 6,545,454.55      $ 38,454,545.45         $ 45,000,000.00

Manufacturers and Traders
   Trust Company          $ 5,818,181.82      $ 34,181,818.18         $ 40,000,000.00

Bank of Nova Scotia       $ 5,090,909.09      $ 29,909,090.91         $ 35,000,000.00

European American Bank    $ 2,181,818.18      $ 12,818,181.82         $ 15,000,000.00

Banca Nazionale
    Del Lavoro            $ 2,181,818.18      $ 12,818,181.82         $ 15,000,000.00
                          --------------      ---------------         ---------------
TOTAL                     $40,000,000.00      $235,000,000.00         $275,000,000.00
                          ==============      ===============         ===============